Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Third Wave Technologies, Inc.

at

$11.25 Net Per Share

Pursuant to the Offer to Purchase

Dated June 18, 2008

by

Thunder Tech Corp.

A direct wholly-owned subsidiary of

Hologic, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF WEDNESDAY, JULY 16, 2008, UNLESS THE OFFER IS EXTENDED.

June 18, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Thunder Tech Corp, a Delaware corporation (“Purchaser”), is making an offer to purchase all outstanding shares of common stock, par value $0.001 per share (collectively, the “Shares” and each, a “Share”), of Third Wave Technologies, Inc., a Delaware corporation (“Third Wave), at $11.25 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in Purchaser’s Offer to Purchase dated June 18, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Purchaser is a wholly-owned subsidiary of Hologic, Inc., a Delaware Corporation (“Hologic”). Innisfree M&A Incorporated has been appointed to act as the Information Agent in connection with the Offer.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase, dated June 18, 2008;

2. Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) by the expiration of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration of the Offer;

4. A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. A Letter to Stockholders of Third Wave from the President and Chief Executive Officer of Third Wave accompanied by Third Wave’s Solicitation/Recommendation Statement on Schedule 14D-9;

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

7. A return envelope addressed to the Depositary, for your use only.

The Merger Agreement includes customary representations, warranties and covenants of Third Wave, Hologic and the Purchaser, as well as customary closing conditions. The closing conditions provide, among others that, the obligation of the Purchaser to purchase the Shares in the Offer is subject to (i) the satisfaction of a minimum condition that there has been validly tendered in the Offer and not withdrawn prior to the expiration of the Offer a number of Shares that together with the Shares then beneficially owned by Hologic and the Purchaser represents at least a majority of (x) all Shares then outstanding plus, at the election of Hologic, (y) (A) all Shares issuable upon the exercise of any options to acquire common stock of Third Wave that are vested or expected to become vested on or before the expiration of the Offer, (B) any outstanding warrants to acquire common stock of Third Wave, and (C) any other right to acquire common stock of Third Wave upon exercise or conversion thereof on or before the expiration of the Offer, (ii) certain of the representations and warranties of Third Wave continuing to be true and correct in all respects as of the expiration date of the Offer as though made on such date (except to the extent such representations and warranties are made as of a particular date) except where the failure to be so true and correct, individually or in the aggregate has not had, and would not reasonably be expected to have, a material adverse effect on Third Wave, and certain of the representations and warranties of Third Wave continuing to be true and correct in all material respects as of the expiration date of the Offer as though made on such date except to the extent such representations and warranties are made as of a particular date in which case such representations and warranties shall have been true and correct in all material respects on such date, (iii) Third Waive performing in all material respects it obligations and complying in all material respects with its covenants in each case in accordance with the Merger Agreement (iv) no court or agency shall have issued a temporary restraining order, preliminary or permanent injunction or other judgment or order and no law has been enacted which prohibits, restrains or renders illegal the consummation of the Offer or the Merger, on and as of the expiration date of the Offer; (v) none of the following shall have occurred and be continuing (a) any general suspension of, or limitation on trading in securities on Nasdaq (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) any material limitation (whether or not mandatory) by any governmental authority on the extension of credit by banks or other lending institutions, or (d) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof; (vi) the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and any other applicable federal, state or foreign antitrust laws, rules or regulations; and (vii) that no material adverse effect on Third Wave has occurred between the date of the Merger Agreement and prior to the expiration of the Offer. See Section 14—“Conditions of the Offer” of the Offer to Purchase for a description of the conditions to the Offer.

We urge you to contact your clients promptly. Please note that the Offer and any withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Wednesday, July 16, 2008, unless extended.

The board of directors of Third Wave has unanimously (i) determined that the Offer and the Merger (as defined below) are fair to and in the best interests of Third Wave’s stockholders, (ii) approved, adopted and declared advisable the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer, and (iii) recommended that holders of Shares accept the Offer and tender their Shares in the Offer and, if required by Delaware law, adopt the Merger Agreement.

The Offer is being made according to the Agreement and Plan of Merger, dated as of June 8, 2008 (the “Merger Agreement”), by and among Hologic, the Purchaser and Third Wave under which, following the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Third Wave with Third Wave surviving the merger as a direct wholly-owned subsidiary of Hologic (the “Merger”). As of the effective time of the Merger, each outstanding Share (other than Shares owned by Hologic, the Purchaser or any other wholly-owned subsidiary of Hologic, or owned by Third Wave or by its stockholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid in the Offer, payable to the holder in cash, without interest and less any required withholding taxes, as set forth in the Merger Agreement and as described in the Offer to Purchase. The Merger Agreement provides that the Purchaser may assign any of its rights under the Merger Agreement (including the right to purchase Shares in the Offer) to Hologic and/or to one or more wholly-owned subsidiaries of Hologic.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Share certificates (or a timely Book-Entry Confirmation) (as defined in the Offer to Purchase), (b) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

Neither the Purchaser nor Hologic will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, the Dealer Manager and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares in the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

Questions and requests for additional copies of the enclosed materials may be directed to us as the Information Agent at our address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

Very truly yours,

Innisfree M&A Incorporated

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, HOLOGIC, THE DEPOSITARY, THE DEALER MANAGER OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.